EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OSI Systems, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-106176) on Form S-8 of OSI Systems, Inc. of our report dated May 27, 2004, with respect to the consolidated balance sheet as of December 31, 2001 and the combined balance sheet as of December 31, 2002 of Spacelabs Medical (the Company) and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2000 and 2001 and for the period from January 1, 2002 to July 3, 2002 and the combined statements of operations, parent’s investment and cash flows for the period from July 4, 2002 through December 31, 2002, which report appears in the Form 8-K/A of OSI Systems, Inc. dated May 28, 2004.

Our report dated May 27, 2004, contains an explanatory paragraph that states the Company was acquired on July 3, 2002 in a transaction accounted for as a purchase. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values. Accordingly, the combined financial statements for periods subsequent to the acquisition are not comparable to the consolidated financial statements presented for prior periods.

In addition, our report dated May 27, 2004 contains an explanatory paragraph that states the Company, effective January 1, 2002, changed its method of accounting for goodwill in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets.”

KPMG LLP

Seattle, Washington

May 27, 2004